EXHIBIT 99.2

INVITROGEN CORPORATION

Offer to Exchange

2.0% Convertible Senior Notes due 2023 and an exchange fee

and/or

1.5% Convertible Senior Notes due 2024 and an exchange fee

for any and all outstanding

2.0% Convertible Senior Notes due 2023 and 1.5% Convertible Senior Notes due 2024

(CUSIP Numbers 46185RAF7, 46185RAE0, 46185RAH3 and 46185RAG5)

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT NEW YORK CITY TIME ON DECEMBER 8, 2004 UNLESS THE OFFER IS EXTENDED.

November 9, 2004

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

Invitrogen Corporation (“Invitrogen”) is offering, upon the terms and subject to the conditions set forth in the prospectus, subject to completion, dated November 9, 2004 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”) which, together with the Prospectus, constitutes Invitrogen’s offers to exchange (the “exchange offers”) (a) an exchange fee and an aggregate principal amount of up to $350,000,000 of Invitrogen’s new 2.0% Convertible Senior Notes due 2023 (the “New 2.0% Notes”), for a like principal amount of Invitrogen’s currently outstanding 2.0% Convertible Senior Notes due 2023 (the “Existing 2.0% Notes”) and (b) an exchange fee and an aggregate principal amount of up to $450,000,000 of Invitrogen’s new 1.5% Convertible Senior Notes due 2024 (the “New 1.5% Notes” and together with the New 2.0% Notes the “New Notes”), for a like principal amount of Invitrogen’s currently-outstanding 1.5% Convertible Senior Notes due 2024 (the “Existing 1.5% Notes” and together with the Existing 2.0% Notes, the “Existing Notes”).

Existing 2.0% Notes and Existing 1.5% Notes may be tendered for New 2.0% Notes and New 1.5% Notes, respectively, in the exchange offers. The exchange offers are each subject to various conditions set forth in the Prospectus, including that at least 75% of the outstanding principal amount of the Existing Notes subject to each respective exchange offer are validly tendered and not withdrawn before the expiration of the relevant exchange offer, and that the registration statement and any post-effective amendment to the registration statement covering the New Notes are effective under the Securities Act of 1933, as amended.

Pursuant to the Letter of Transmittal, each tendering holder of Existing Notes will represent to, and agree with, Invitrogen that: (1) the holder agrees to all of the terms of the exchange offer, (2) the holder is the owner of the Existing Notes tendered for exchange, (3) the holder has full power and authority to tender, exchange, sell, assign and transfer the Existing Notes tendered, (4) when the Existing Notes are accepted for exchange, Invitrogen will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Existing Notes tendered are not subject to any adverse claims or proxies, and (5) the holder will, upon request, execute and deliver any additional documents deemed by Invitrogen or by U.S. Bank National Association (the “Exchange Agent”) to be necessary or desirable to complete the exchange, assignment and transfer of the outstanding debentures tendered.

The enclosed letter to clients contains an authorization by the beneficial owners of the outstanding debentures to make the foregoing representations.

We are requesting that you contact clients for whom you hold outstanding debentures regarding the exchange offer. We will not pay any fees or commissions to any brokers, dealers or others soliciting acceptances of the exchange offer, other than Bank of America Securities LLC (the “Dealer Manager”) and MacKenzie Partners, Inc. (the “Information Agent”). Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Invitrogen will pay or cause to be paid any transfer taxes on the transfer of outstanding debentures to it, except as otherwise provided in Instruction 9 of the enclosed letter of transmittal.

For your information and for forwarding to your clients for whom you hold outstanding debentures registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Prospectus dated November 9, 2004;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery; and

4.	A form of letter which may be sent to clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer.

Your prompt action is requested. The exchange offer will expire at midnight, New York City time, on December 8, 2004, unless it is extended. Tenders of Existing Notes may be withdrawn Existing to midnight, New York City time, on December 8, 2004.

Any requests for additional copies of the enclosed materials should be directed to the Information Agent at its address below or to the Exchange Agent at its address specified in the Prospectus.

The Information Agent for the exchange offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

(800) 322-2885 Toll-Free

Email: proxy@mackenziepartners.com

Very truly yours,

Invitrogen Corporation

Nothing contained in this letter or in the enclosed documents will constitute you or any person as an agent of Invitrogen or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, other than the documents enclosed herewith and the statements contained in those documents.

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